CONFIDENTIAL

Code of Ethics & Insider Trading Policy

Guggenheim Partners Asset Management, LLC
and
Guggenheim Investment Management, LLC

July 2011

I.	OBJECTIVES OF THE CODE OF ETHICS & INSIDER TRADING POLICY	1
	A. Regulatory Requirement and Compliance with Applicable Law	1
	B. Confidential Information	1
	C. Avoiding Conflicts of Interest	1
	D. Upholding the Spirit of the Code.	2
II.	WHO IS SUBJECT TO THE CODE?	2
	A. Employees, Officers, Directors	2
	B. Temporary Employees	3
III.	WHO ADMINISTERS THE CODE?	3
	A. Chief Compliance Officers	3
	B. Financial Tracking Technology, LLC (“FTT”)	4
IV.	FIDUCIARY DUTY TO CLIENTS	5
	A. Avoiding Conflicts	5
	B. Confidentiality and Safeguarding Information	5
	C. Avoiding Front-running	5
	D. Compliance with the Code of Ethics	5
V.	REPORTING OF PERSONAL TRADING	5
	A. Which Investment Accounts Do Access Persons Need to Report?	5
	B. Required Initial Holdings Reports and Certifications	7
	C. Required Quarterly Transaction Reports	7
	D. Annual Holdings Reports and Certifications	9
	E. New Investment Accounts.	10
VI.	PRE-CLEARANCE FOR PERSONAL TRADING	10
	A. What Trades Must Be Pre-Cleared?	10
	B. What Trades are Not Required to be Pre-Cleared?	10
	C. How Does the Pre-Clearance Process Work?	11
VII.	TRADING RESTRICTIONS	11
	A. For All Trading	11
	B. Excessive Trading in Reportable Accounts	12
	C. Holding Periods	12
VIII.	GIFTS & ENTERTAINMENT	12
	A. No Solicitation	12
	B. Quarterly Reporting Required For Gifts and Entertainment Over De Minimis Value	12
	C. No Cash or Cash Equivalents	12
	D. Exceptions to Reporting	13
IX.	OUTSIDE AFFILIATIONS	13
X.	POLITICAL CONTRIBUTIONS	13

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XI.	ANNUAL REVIEW	17
XII.	RETENTION OF RECORDS	17
XIII.	SANCTIONS	17
XIV.	INTERPRETATIONS AND EXCEPTIONS	18
XV.	INSIDER TRADING POLICY	18
	A. Policy Statement on Insider Trading	18
	B. In General – Inside Information	18
	C. Prohibiting Misuse of Inside Information	19
	D. General Guidelines	20
	E. Maintenance of Restricted List	20
	F. Review of Trading	21
	G. Investigations	21
	H. Procedures for the Advisers Policy Against Insider Trading	21
SUPPLEMENT #1:		23
TRANSACTING IN CLOSED END FUNDS ADVISED OR SUB-ADVISED BY THE ADVISERS		23
SUPPLEMENT #2:		24
TRANSACTIONS IN EXCHANGE TRADED FUNDS (“ETF’S”) ADVISED OR SUB-ADVISED BY THE ADVISERS AND SECURITIES TRADED BY SUCH FUNDS		24
SUPPLEMENT #3:		25
TRANSACTIONS IN UNIT INVESTMENT TRUST’S (“UIT’S”) FOR WHICH THE ADVISERS ASSISTS WITH THE SELECTION OF SECURITIES TRADED BY SUCH TRUSTS		25

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CODE OF ETHICS & INSIDER TRADING POLICY

I.	OBJECTIVES OF THE CODE OF ETHICS & INSIDER TRADING POLICY

A.
Regulatory Requirement and Compliance with Applicable Law:  Guggenheim Partners Asset Management, LLC and Guggenheim Investment Management, LLC (the “Advisers”) act as fiduciaries and, as such, are entrusted to act in the best interests of all clients.  As used herein, “client” shall refer to both individual clients (e.g., high net worth individuals, families or entities), registered investment funds (“Registered Funds”) and other pooled investment vehicles managed by the Advisers.

Accordingly, the Advisers have adopted this Code of Ethics & Insider Trading Policy (the “Code”) to effectuate the purposes and objectives of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA"), and in accordance with industry best practices.  All persons associated with the Advisers are obligated to understand and comply with their obligations under applicable law as described herein.  Among other things, laws and regulations make clear that it is illegal to defraud clients in any manner, mislead clients by affirmative statement or by omitting a material fact that should be disclosed, or to engage in any manipulative conduct with respect to clients or the trading of securities.

B.
 Confidential Information: Certain persons associated with the Advisers may be in a position to know about client identities, investment objectives, funding levels, and future plans as well as information about the transactions that the Advisers execute on their behalf and the securities holdings in their accounts.  All this information is considered confidential and must not be shared unless otherwise permitted.

C.
Avoiding Conflicts of Interest: No person associated with the Advisers may take advantage of the knowledge or position to place his/her interests ahead of the Advisers clients.  Different obligations may apply to different persons under this Code, but this duty includes an obligation not to improperly trade in personal investment accounts, as well as an obligation to maintain objectivity and independence in making decisions that impact the management of client assets.  Access Persons (as defined Section II) must disclose all material facts, concerning any potential conflict of interest that may arise, to the Advisers Chief Compliance Officers (“CCOs”)1, as appropriate.

1Any reference herein to the CCOs shall mean the CCOs or any other person designated by the CCOs, including any  member of the Guggenheim Partners, LLC’s Legal & Compliance Department (the “Legal & Compliance Department”), to undertake such role or responsibility.

D.
Upholding the Spirit of the Code: The Code sets forth principles and standards of conduct, but it does not and cannot cover every possible scenario or circumstance.  Each Access Person is expected to act in accordance with the spirit of the Code and their fiduciary duty.  Technical compliance with the Code is not sufficient if a particular action would violate the spirit of the Code.

II.	WHO IS SUBJECT TO THE CODE?

A.   Employees, Officers, Directors: As a condition of employment, all employees, officers and directors (generally referred to as “Employees”) must read, understand and agree to comply with the Code.  Employees are deemed “Access Persons” under the Code.  All of the following categories or sub-categories of persons listed below are deemed Access Persons.  As an Access Persons you have an obligation to seek guidance or take any other appropriate steps to make sure you understand your obligations under the Code.  As a new Employee of the Advisers, and on an annual basis, you are required to certify that you have read and understand the Code and agree to comply with its requirements set forth herein.

1.	“Access Person” includes any:

a)	Director, officer, manager, principal and partner of the Advisers (or other persons occupying a similar status or performing similar functions);

b)	Employee of the Advisers;

c)	Other person who provides advice on behalf of the Advisers or is subject to the Advisers supervision and control;

d)
Any person who has access to nonpublic information regarding any of the Advisers client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client account the Advisers or its affiliates manage or any fund which is advised or sub-advised by the Advisers (or certain affiliates, where applicable);

e)
Any person who has the power to exercise a controlling influence over the management and policies of the Advisers and who obtains information concerning recommendations made to a client account with regard to the purchase or sale of a security; or

f)	Any person deemed to be an Access Person by the CCOs.

2. “Access Person” means any Access Person who:

a)	Makes recommendations or investment decisions on behalf of the Advisers;

b)	In connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities on behalf of a client;

c)	Obtains information concerning recommendations made regarding the purchase or sale of securities on behalf of a client;

d)	Otherwise exercises Investment Control 2 over client accounts;

e)	Is a senior managing director, managing partner or other senior officer of the Advisers; or

f)	Anyone who is deemed an Access Person by the CCOs.

B.
Temporary Employees: The CCOs shall determine on a case-by-case basis whether a temporary employee (e.g., consultant or intern) should be considered an Access Person.  Such determination shall be made based upon on an application of the criteria provided above.

III.	WHO ADMINISTERS THE CODE?

A.	Chief Compliance Officers

1.
Responsibilities: The CCOs are responsible for administering the Code of Ethics under the auspices of the Advisers Compliance Department (the “Compliance Department”) and the Advisers’ senior management.

2.	Reporting of Violations: If an Access Person becomes aware of a violation of this Code or a violation of applicable law, the Access Person has an obligation to report the matter promptly to the CCOs.

3.
Review of Violations:  The CCOs will review all violations of the Code and oversee any appropriate investigation and subsequent response.  As the designee of senior management, the CCOs shall have the right to make final and binding interpretations of the Code and may grant, using his/her discretion, exceptions to certain of the above restrictions.

(a)	No employee, who in good faith reports a violation of this Code, shall suffer harassment, retaliation or adverse employment consequences.

(b)
An employee who retaliates against someone who has reported a violation in good faith is subject to disciplinary action.  Alternatively, the Advisers will treat any malicious or knowingly false report of a violation to be a serious offence and may discipline the employee making such a report.

4.
Review of CCOs Compliance with Code: A member of senior management of the Advisers or any other person designated (e.g., a member of the Legal & Compliance Department), who may or may not be an employee of the Advisers, is responsible for reviewing the CCOs personal trading reports and annual Code’s certifications

2 Investment Control shall mean the direct or indirect power to exercise controlling influence over investment decisions.  This includes any arrangement where the Access Person serves as an agent, executor, trustee or in another similar capacity.

required under the Code. If the CCOs are in violation of the Code, senior management will impose the appropriate sanction(s).

5.
Sanctions: For violations of this Code, sanctions may be imposed as deemed appropriate by the CCOs and as applicable in coordination with senior management,  including, among other things, sale of an open position and disgorgement of profits realized from a prohibited transaction under the Code, a letter of censure or suspension or termination of the employment of the employee.  A pattern of violations that individually do not violate the law, but which taken together demonstrate a lack of respect for the Code, may result in disciplinary action, including termination of employment.

6.
Employee Cooperation: Employees are encouraged to share questions, concerns, suggestions or complaints with management of the Advisers, the CCOs or other members of the Legal & Compliance Department.  Reports of violations or suspected violations will be kept confidential to the extent possible, but consistent with the need to conduct an adequate investigation.

B.	Financial Tracking Technology, LLC (“FTT”)

1.	Use of FTT: The Advisers have implemented an automated system, FTT, to manage the Code’s reporting obligations. All Access Persons are required to use the system.

(a)
All required Code reporting requirements are to be completed through FTT (including personal security transactions covered by the Code, disciplinary disclosures, outside business affiliations, private transactions, board memberships, and gifts and entertainment reporting).

(b)	At the time of hire, the CCOs shall provide all Access Persons with login information and instructions for using FTT.

2.
Electronic Reporting: All quarterly personal securities transaction reporting and   annual holdings reporting will be completed electronically, unless given an exception by the CCOs.  In order for duplicate brokerage statements to be sent directly to FTT or for electronic feeds to be established, Access Persons may need to provide appropriate authorization to his/her broker.

IV.	FIDUCIARY DUTY TO CLIENTS

A.
Avoiding Conflicts: As a fiduciary for the Advisers clients, including all the funds the Advisers advise or sub-advise, Access Persons have an obligation to act in clients’ best interests.  Access Persons must scrupulously avoid serving their personal interests ahead of the interest of clients.  That includes making sure that client interests come first and avoiding any potential or actual conflicts of interest.  That fiduciary duty extends to all aspects of the business.  Conflicts and potential conflicts can arise in a variety of situations. This obligation extends to avoiding potential conflicts between client accounts as well.  One client’s interests may not be favored over the interests of another.

B.
Confidentiality and Safeguarding Information: Unless otherwise permitted, information regarding clients or their accounts may not be shared with persons outside of the Advisers, such as vendors, family members, or market participants.  In particular, information regarding the trading intentions of clients or the Advisers on behalf of its clients may not be shared.  Access Persons may have information regarding clients, their investment strategies, strategic plans, assets, holdings, transactions, personnel matters and other information.  This information may not be communicated in any manner to benefit the Access Persons or other persons.

C.
Avoiding Front-running: Front-running or engaging in conduct that may be construed as front-running is strictly prohibited under this Code. Such conduct generally involves an Access Person purchasing or selling a Covered Security for his/her own account(s) on the basis of trading plans or actual trading positions of the Advisers client account(s) over which the Access Person has Investment Control when the Access Person knows that such order is likely to materially change a price received by a client or move a market to the benefit of the Access Person and detriment of the client. Proprietary, Access Person, and discretionary accounts will be monitored for front-running.

D.
Compliance with the Code of Ethics: A current copy of this Code of Ethics is always posted under Outlook/Public Folders/All Public Folders/Compliance/Guggenheim Partners Asset Management and on the Advisers’ Code of Ethics administration system.  On an annual basis, Access Persons are required to acknowledge that they have received, reviewed, understand and agree to comply with the Code of Ethics.

V.	REPORTING OF PERSONAL TRADING

A.	Which Investment Accounts Do Access Persons Need to Report?

1.	Report any of the following investment accounts:

(a)	The Access Person has Beneficial Ownership3 over an investment account.

(b)
Any investment account with a broker-dealer or bank over which the Access Person has investment decision-making authority (including accounts that the Access Person is named on, such as being a guardian, executor or trustee, as well as accounts that Access Person is not named on such as an account owned by another person but for which the Access Person has been granted trading authority).

(c)
Any investment account with a broker-dealer or bank established by partnership, corporation, or other entity in which the Access Person has a direct or indirect interest through any formal or informal understanding or agreement.

(d)	Any college savings account in which the Access Person holds securities issued under Section 529 of the Internal Revenue Code and in which the Access Person has a direct or indirect interest.

(e)	Any other account that the CCOs’ deem appropriate in light of the Access Person’s interest or involvement.

(f)
Any account in which the Access Person’s Immediate Family4 is the owner. Access Persons are presumed to have investment decision-making authority for, and therefore must report, any investment account of a member of their Immediate Family if they live in the same household as them. Access Persons may rebut this presumption if they are able to provide the Advisers with satisfactory assurances that they have no material interest in the account and exercise no control over investment decisions made regarding the account.  Access Persons should consult with the CCOs for guidance regarding this process.

2.	Independently managed third party account reporting:

(a)	Accounts over which the Access Person retains no Investment Control and that are managed by an independent third party must be reported but are not subject to the trading restrictions of the Code, if:

(i)	A copy of the discretionary account management agreement is provided to the CCOs promptly upon establishment of the account;

(ii)	The CCOs find no exceptions after his/her review of the discretionary account management agreement; and

3A person has Beneficial Ownership if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary (financial) interest in a (i) security or (ii) accounts which can hold securities, including but not limited to: individual, joint, partnership, custodial, trust, IRA, UGMA and KEOGH accounts. The determination of Beneficial Ownership is the responsibility of each Access Person; it is a fact-based decision.

4 Immediate Family includes, but is not limited to, a spouse, child, grandchild, stepchild, parent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother or sister-in-law.  Access Person may rebut this presumption if they are able to provide the Adviser with satisfactory assurances that they have no material interest in the account and exercise no control over investment decisions made regarding the account.  Access Persons should consult with the CCOs for guidance regarding this process.

(iii)
 The CCOs are provided with an attestation from the Access Person’s discretionary money manager that such Access Person has no ability to exercise Investment Control or to place unsolicited trades with such manager unless, in the view of the CCOs, the discretionary account management agreement (described in (i.) above) contains language to such effect.

B.	Required Initial Holdings Reports and Certifications

1.	What information is required when you initially become subject to the Advisers’ Code?

(a)	Access Persons must report all of their investment accounts. (See Section V.A for more detail for which accounts must be reported.)

(b)	The report must either include copies of statements or the name of the broker, dealer or bank, title on the account, security names, and the number of shares and principal amount of all holdings.

(i)
If the Access Person’s brokerage firm provides automatic feeds to FTT, the Advisers will obtain account information electronically, after the Access Person has completed the appropriate authorizations as required by the brokerage firm.

(ii)
If the brokerage firm does not provide automatic feeds to FTT, the CCOs will arrange with the broker to send duplicate confirmations and statements directly to FTT, but the Access Person’s assistance may be required.

(c)
All required account information must be reported within 10 calendar days from the date of hire or the date on which the Access Person becomes an employee of the Advisers and the information must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person.

(d)
Access Person must report any Outside Business Activities, in addition to completing a Personal Disciplinary History Form which covers the last ten (10) years from the Access Person begin designated as an Access Person.

(e)	Access Person must complete a form certifying receipt of this Code.

(f)
All new Access Persons must maintain their personal brokerage accounts with one of the following brokerage firms: Charles Schwab, Merrill Lynch, Fidelity, UBS, TD Ameritrade, or Morgan Stanley. Exceptions may be granted at the discretion of the CCOs.

C.	Required Quarterly Transaction Reports

1.	What information is required on a quarterly basis?

(a)	Access Persons must report of all their quarterly transactions in Covered Securities, in which they have a direct or indirect beneficial interest, within at least 30 calendar days after quarter end.

(i)	What are “Covered Securities”? “Covered Securities” are securities as defined by the Acts are any financial instrument related to a security, including:

1.	Stock;

2.	Note;

3.	Treasury stock;

4.	Security future;

5.	Bond;

6.	Debenture;

7.	Evidence of indebtedness;

8.	Future;

9.	Investment contract;

10.	Voting trust certificate;

11.	Certificate of deposit for a security;

12.	Option on any security or on any group or index of securities (e.g., put, call or straddle);

13.	Exchange traded fund (ETF);

14.	Limited partnership;

15.	Certificate of interest or participation in any profit-sharing agreement;

16.	Collateral-RIC certificate;

17.	Fractional undivided interest in oil, gas or other mineral right;

18.	Pre-organizational certificate or subscription;

19.	Transferable shares;

20.	Foreign unit trust (i.e., UCIT) and foreign mutual fund;

21.	Private investment fund, hedge fund (i.e., any offering that is exempt from registration under Section 4(2) or 4(6), Rules 504, 505 or 506 under the Securities Act of 1933, as amended)

22.	Investment club;

23.	Unit investment trusts (UIT);

24.	Closed-end mutual funds;

25.	Any 529 college savings plans or open-end mutual funds managed, advised or sub-advised by the Advisers or an affiliate as applicable; and

26.	Any other instrument that is considered a “security” under the applicable securities laws.

(ii)	The term “Covered Securities” does not include obligations of the US government, bank loans, banker’s acceptances, bank certificates of deposit,

commercial paper and high quality short term debt instruments such as repurchase agreements, shares issued by unit investment trusts that are invested exclusively in one or more open end funds, none of which are reportable funds, or open-end mutual funds which the Advisers or their affiliates, as applicable, do not manage, advise or sub-advise.

(b)
From time to time, FTT may not receive all duplicate statements from brokers or may not receive them on a timely basis.  In those cases, Access Person will be notified by the CCOs and must provide copies of the statements to the CCOs who will forward the information to FTT.

(c)	Access Person who do not maintain investment accounts or did not execute transactions in “Covered Securities,” will be required to confirm that there was no investment activity on FTT.

(d)
Access Persons must report gifts and entertainment from clients and business contacts received or given during the quarter.  The de minimis value for reporting gifts or entertainment is $505 for each individual gift or entertainment.

D.	Annual Holdings Reports and Certifications

1.	What information is required on an annual basis?

(a)
Access Persons must provide a list of all Covered Securities in which they or their Immediate Family have a direct or indirect interest, including those not held in an account at a broker-dealer or bank.  The list must include the title, number of shares and principal amount of each covered security.  Access Persons must report the account number, account name and financial institution for each investment account with a broker-dealer or bank for which they are required to report.

(b)	The Access Persons must report all accounts and holdings as of December 31 within 30 calendar days via FTT.

(c)	Access Persons must also certify annually that they have complied with the requirements and have disclosed all holdings required to be disclosed pursuant to the requirements of this Code.

(d)
Access Person must report all the Outside Business Activities in which the Access Person was engaged as of December 31, in addition to completing a Personal Disciplinary History Form and Annual Certification of the Code.

5 Gifts and entertainment must be a reasonable estimate by the Access Person if the exact value of the gift of entertainment is not known.

E.
New Investment Accounts: Upon opening a reportable account or obtaining an interest in an account that requires reporting, the account must be reported within 30 calendar days after the end of the quarter which the investment account was opened.  The account must be reported to the CCOs via FTT along with the title of the account, the name of the financial institution for the account, the date the account was established (or the date on which interest or authority that requires the account to be reported was gained) and the date reported.

If the brokerage firm does not provide automatic feeds to FTT, the CCOs will arrange with the brokerage firm to send duplicate confirmations and statements directly to FTT, assistance may be required.

VI.	PRE-CLEARANCE FOR PERSONAL TRADING

Before executing a personal trade, the trade may need to be pre-cleared to verify that there is no conflict with the Advisers current activities.  All trades must be pre-cleared through FTT except as provided below.

A.	What Trades Must Be Pre-Cleared?

1.
Covered Securities: Unless excluded below, you must pre-clear trades in Covered Securities.  Pre-clearance serves to verify the trade does not conflict with any securities included on the Advisers Restricted List. See Section V.C(1)(a)(i) above for the full list.

2.
Initial Public Offerings: Trade in IPO’s must be pre-cleared.  After obtaining pre-approval from the CCOs, participation is limited to the scope permitted for “Restricted Persons” under FINRA Conduct Rule 5130.

B.	What Trades are Not Required to be Pre-Cleared?

1.
Government Securities:  Trades in any direct obligations of the U.S. Government,   bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements are not required to be pre-cleared.

2.	Money Market Funds: Trades in any investment company or fund that is a money market fund are not required to be pre-cleared.

3.
Open-End Registered Funds:  Trades in open-end mutual funds that are not advised or sub-advised by the Advisers, Guggenheim Investment Advisers, Transparent Value Advisors are not required to be pre-cleared.

4.
No Knowledge:  Securities transactions where no knowledge of the transaction exists before it is completed.  For example, a transaction effected by a trustee of a blind trust or discretionary trades involving an investment partnership or investment club, when the Access Person is neither consulted nor advised of the trade before it is executed are not required to be pre-cleared.

5.
Certain Corporate Actions:  Any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, exercise of rights or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities is not required to be pre-cleared.

6.
529 College Savings Plans Not Advised or Sub-Advised by the Advisers:  Any transaction in units of a college savings plan established under Section 529 of the Internal Revenue Code, unless the underlying investment includes open-end Registered Funds advised or sub-advised by the Advisers.

7.	Miscellaneous: Any transaction in any other securities as the CCOs may designate.

C.	How Does the Pre-Clearance Process Work?

1.	Pre-Clearance Request Form: Log on to FTT, complete the online pre-clearance form, and electronically submit the request.

2.
Approval or Denial:  Approval of the proposed trade may automatically be generated so long as the trade is not currently listed on applicable restricted lists or does not require additional review or authorization by the CCOs or senior management.

VII.	TRADING RESTRICTIONS

A. For All Trading: In addition to reporting and pre-clearance obligations, the Code also includes restrictions regarding the manner in which Covered Securities may be traded and held in any reportable investment accounts. (Section VII.A of this Code of Ethics describes which accounts must be reported.)

Regardless of whether a transaction is specifically prohibited in this Code, no person subject to this Code may engage in any personal securities transactions that (i) impact their ability to carry out their assigned duties or (ii) increase the possibility of an actual or apparent conflict of interest. Access Persons are prohibited from the following under any circumstances:

1.	Market Manipulation: Securities transactions may not be executed with the intent to raise, lower, or maintain the price of any security or to falsely create the appearance of trading activity.

2.
Trading on Inside Information:  Transactions (e.g, purchases or sales) of any security cannot  be made if in possession of material non-public information about the security or the issuer of the security.  (Please also refer to Section XV on Insider Trading.)

3.	Front-running: No Access Person may trade ahead of a client transaction.

4.
Regardless of whether a transaction is specifically prohibited in this Code of Ethics, no person subject to this Code of Ethics may engage in any personal securities transactions that (i) impact their ability to carry out their assigned duties or (ii) increase the possibility of an actual or apparent conflict of interest.

B. Excessive Trading in Reportable Accounts: Access Persons may not engage in    excessive personal trading, as may be set forth by the CCOs, senior management, or as stated in the Advisers policies as applicable.

C. Holding Periods

1.        Registered Funds: Holding periods apply for any funds advised or sub-advised by the Advisers. A list of applicable funds subject to additional personal trading policies is included as Supplements 1, 2 and 3.

(a)
After purchase in an account of a closed-end mutual fund advised or sub-advised by the Advisers, Access Persons must hold that security in that account for at least 60 calendar days from the date of purchase.

(b)
Note that this limitation also applies to any purchase or sales in an Access Persons individual retirement account, 401(k), deferred compensation plan, or any similar retirement plan or investment account for their or their Immediate Family.

VIII.	GIFTS & ENTERTAINMENT

A.
No Solicitation: Access Persons may be offered or may receive gifts and entertainment   such as hosted dinners or other events from persons who are personally in a position to do or potentially to do business with the Advisers such as clients, consultants, vendors or other business contacts (generally know as “business contacts”).  Access Person may not solicit gifts or entertainment or anything of value from a business contact.

B.
Quarterly Reporting Required For Gifts and Entertainment Over De Minimis Value: To monitor that Access Persons are not beholden to a business contact and that their judgment remains objective, Access Persons may only accept and give appropriate and reasonable gifts and entertainment from business contacts. The de minimis value for reporting gifts or entertainment is $506 or more for each individual gift or entertainment. Access Persons are required to report all given or received gifts and entertainment above the de minimis amount on a quarterly basis via FTT. The CCOs will review all gifts and entertainment forms.

C.	No Cash or Cash Equivalents: When receiving or giving a gift or entertainment, it may not be in the form of cash or cash equivalents (e.g., gift certificates, gift cards).

6 Gifts and entertainment must be a reasonable estimate by the Access Person if the exact value of the gift of entertainment is not known.

D.	Exceptions to Reporting: Reporting of food gift baskets that are sent to be shared with multiple employees do not require reporting.

IX.	OUTSIDE AFFILIATIONS

A.
Any Access Person who is employed by, accepts any remuneration from, or performs any services for any person or entity, including serving as a director of a public or private company, trustee or general partner of a partnership, other than the Advisers or any affiliate of the Advisers (or in these capacities, e.g., director or partner, in a non-profit corporation), must complete the Pre-Clearance of Outside Business Activity Questionnaire posted on FTT.

B.
From time to time, in the course of the employee’s responsibilities, employees may be requested to serve on the board of directors of a company in which the Advisers’ clients or their affiliates have an interest. While such service as a director does not require pre-clearance, it does require notification to the CCOs on the Annual Certification of Outside Business Activities Form via FTT.

C.
The CCOs may require specific information to verify no conflict of interest exists between the outside affiliation and the Advisers activities and the Access Person’s role at the Advisers. If authorized to engage in the outside affiliation or business activity, appropriate safeguards and procedures may be implemented to prevent potential conflicts of interest.

D.
In no event should any Access Person have any outside employment that might cause embarrassment to, or jeopardize the interests of the Advisers, interfere with its operations, or adversely affect his or her productivity or that of other employees.

X.	POLITICAL CONTRIBUTIONS

A.
Neither the Advisers nor any Access Person is allowed to make political contributions that intentionally or unintentionally have the perceived effect of influencing whether a government entity, official or candidate hires or retains the Advisers or its affiliates as investment Advisers or invests or maintains an investment in any fund advised or sub-advised by the Advisers or its affiliate.

B.	All political activities of employees must be kept separate from employment and expenses may not be charged to the Advisers. Employees may not use Advisers facilities for political campaign purposes.

Employees are prohibited from making such political contributions on behalf of the Advisers or individually in their capacity as an employee. However, employees may make their own individual contributions to candidates for federal, state, and local offices, as permitted by law and subject to provisions of this Code and the Compliance Program, as long as the purpose of the contribution is not to “pay to play” and such political contribution is pre-cleared by the Legal & Compliance Department.

After the request has been reviewed the employee will receive an electronic confirmation that such request has been approved or denied. In certain situations the employee will be asked to provide additional information before a determination can be made regarding the request.

Except as permitted below, employees are prohibited from contributing to, or soliciting contributions for, state and local office and state and local political action committees. Contributions and solicitations to state and local political party committees also fall under this ban. Subject to federal contribution limits and the pre-clearance process, an employee may contribute to federal candidates (that are not currently state or local officeholders), federal political party committees and federal political actions committees (that are accompanied by a letter confirming that the contribution will not be used for state or local candidates).

Subject to the pre-clearance process above, in certain limited situations, de minimus contributions for state and local candidates are permitted subject to the restrictions below:

a. Contributions to state and local candidates are prohibited if the employee is not entitled to vote for the candidate.

b. Contributions to and solicitations for state and local candidates where an employee is entitled to vote are subject to the following restrictions:

i. Requests to make a contribution to any state or local candidate must be   submitted to the Legal & Compliance Department for prior approval. Pre-approval requests must be made via Guggenheim Partners’ dedicated and secure e-mail, politicalcontributions@guggenheimpartners.com, and include the name of the candidate, office for which candidate is running, amount contributed, date of contribution, and name of the person making the contribution.

ii. Contributions to candidates in the following states are prohibited: Connecticut, Florida, Illinois, Kentucky, Louisiana, Maryland, Missouri, New Mexico, Pennsylvania, Rhode Island, Texas and Vermont.

iii. Contributions to state candidates in California and Virginia must receive prior approval from Chief Legal Officer of Senior General Counsel.

iv. Contributions to candidates in all other states are limited to $250 per election where the employee is entitled to vote for the candidate.

Spouses and dependent children may make contributions subject to the restrictions below as long as the decision to contribute is made independently of the employee. In other words, the spouse or dependent child must have the ability to sign the check and have full authority on how the funds in the account are spent (the employee may not sign the check). Where permitted by this policy, all contributions must in compliance with applicable contribution limits.

a. Requests to make a contribution to any state or local candidate must be    submitted to the Legal & Compliance Department by the employee for prior approval. Pre-approval requests must be made via Guggenheim Partners’ dedicated, secure e-mail, politicalcontributions@guggenheimpartners.com, and include the name of the candidate, office for which candidate is running, amount contributed, date of contribution, and name of the person making the contribution. The employee will be provided an electronic confirmation that such request has been approved or denied. In certain situations the employee will be asked to provide additional information before a determination can be made regarding the request.

b. Contributions to state candidates, political action committees and political party committees are prohibited in Connecticut, Illinois, Kentucky, Pennsylvania and Rhode Island.

c. Contributions to state candidates, political action committees and political party committees are subject to limits as explained below:

i. New Jersey – limit $300 per election per committee; and

ii. Ohio – limit $1,000 in the aggregate during two calendar years to candidate committees.

C.	All political activities of employees must be kept separate from employment and expenses may not be charged to the Advisers. Employees may not use Advisers’ facilities for political campaign purposes.

Employees are prohibited from making such political contributions on behalf of the Advisers or individually in their capacity as an employee. However, employees may make their own individual contributions to candidates for federal, state, and local offices, as permitted by law and subject to provisions of this Code and the Compliance Program, as long as the purpose of the contribution is not to “pay to play” and such political contribution is pre-cleared by the Legal & Compliance Department.

After the request has been reviewed the employee will receive an electronic confirmation that such request has been approved or denied. In certain situations the employee will be asked to provide additional information before a determination can be made regarding the request.

Except as permitted below, employees are prohibited from contributing to, or soliciting contributions for, state and local office and state and local political action committees. Contributions and solicitations to state and local political party committees also fall under this ban. Subject to federal contribution limits and the pre-clearance process, an employee may contribute to federal candidates (that are not currently state or local officeholders), federal political party committees and federal political actions committees (that are accompanied by a letter confirming that the contribution will not be used for state or local candidates).

Subject to the pre-clearance process above, in certain limited situations, de minimus contributions for state and local candidates are permitted subject to the restrictions below:

a. Contributions to state and local candidates are prohibited if the employee is not entitled to vote for the candidate.

b. Contributions to and solicitations for state and local candidates where an employee is entitled to vote are subject to the following restrictions:

i. Requests to make a contribution to any state or local candidate must be   submitted to the Legal & Compliance Department for prior approval. Pre-approval requests must be made via Guggenheim Partners’ dedicated and secure e-mail, politicalcontributions@guggenheimpartners.com, and include the name of the candidate, office for which candidate is running, amount contributed, date of contribution, and name of the person making the contribution.

ii. Contributions to candidates in the following states are prohibited: Connecticut, Florida, Illinois, Kentucky, Louisiana, Maryland, Missouri, New Mexico, Pennsylvania, Rhode Island, Texas and Vermont.

iii. Contributions to state candidates in California and Virginia must receive prior approval from Chief Legal Officer of Senior General Counsel.

iv. Contributions to candidates in all other states are limited to $250 per election where the employee is entitled to vote for the candidate.

Spouses and dependent children may make contributions subject to the restrictions below as long as the decision to contribute is made independently of the employee. In other words, the spouse or dependent child must have the ability to sign the check and have full authority on how the funds in the account are spent (the employee may not sign the check). Where permitted by this policy, all contributions must in compliance with applicable contribution limits.

a. Requests to make a contribution to any state or local candidate must be    submitted to the Legal & Compliance Department by the employee for prior approval. Pre-approval requests must be made via Guggenheim Partners’ dedicated, secure e-mail, politicalcontributions@guggenheimpartners.com, and include the name of the candidate, office for which candidate is running, amount contributed, date of contribution, and name of the person making the contribution. The employee will be provided an electronic confirmation that such request has been approved or denied. In certain situations the employee will be asked to provide additional information before a determination can be made regarding the request.

b. Contributions to state candidates, political action committees and political party committees are prohibited in Connecticut, Illinois, Kentucky, Pennsylvania and Rhode Island.

c. Contributions to state candidates, political action committees and political party committees are subject to limits as explained below:

i. New Jersey – limit $300 per election per committee; and

ii. Ohio – limit $1,000 in the aggregate during two calendar years to candidate committees.

XI.	ANNUAL REVIEW

The CCOs will review the adequacy of the policies and procedures contained in this Code and the effectiveness of its implementation on an annual basis.  This review will consider any changes in the business activity of the Advisers and any changes to the Advisers Act or applicable regulations that might suggest a need to revise the policies and procedures contained herein.  In addition, the CCOs will consider the need for interim reviews in response to significant compliance events, changes in business arrangements or regulatory developments.

XII.	RETENTION OF RECORDS

This Code, as updated from time to time, acknowledgements of receipt of a copy of this Code by each Access Person, a list of all persons required to make reports hereunder from time to time, a copy of each report made by an Access Person each memorandum made by the Legal & Compliance Department hereunder and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Advisers as required under the Advisers Act for a period of not less than 5 years.

The CCOs will use his/her best efforts to assure that all requests for pre-clearance, all personal securities transaction reports and all reports of securities holdings are treated "Personal and Confidential."  However, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within the Advisers and its affiliates as are necessary to evaluate compliance with, or sanctions under, this Code.

XIII.	SANCTIONS

This Code is designed to facilitate compliance with applicable laws and to reinforce the Advisers reputation for integrity in the conduct of their businesses.

Upon discovering a violation of this Code, sanctions may be imposed as deemed appropriate, including, among other things, disgorgement of profits, a letter of censure, or suspension or termination of the employment of the violator.

An incidental failure to comply with the Code is not necessarily a violation of law or the Advisers’ policies. Isolated or inadvertent violations of the Code not resulting in a violation of the law will be referred by the CCOs to senior management of the Advisers and disciplinary action commensurate with the violation, if warranted, will be imposed.

XIV.	INTERPRETATIONS AND EXCEPTIONS

The CCOs shall have the right to make final and binding interpretations of the Code and may grant, using its discretion, exceptions to certain of the prohibited transactions as described in this Code.  Any memorandum created regarding the granting of any such exceptions will be retained.  Each Access Person must obtain approval from the CCOs before taking any action regarding such an exception.

A member of senior management of the Advisers or any other person designated (who may or may not be an employee of the Advisers) is responsible for reviewing the CCOs personal trading reports required under the Code.  If the CCOs are in violation of the Code, senior management of the Advisers will impose the appropriate sanction(s).

XV.	INSIDER TRADING POLICY

A.	Policy Statement on Insider Trading

Section 204A of the Advisers Act requires the Advisers to establish, maintain, and enforce written procedures reasonably designed to prevent the wrongful use of “inside” information (as defined below).

The Advisers shall prohibit any Employee from trading, either personally or on behalf of others, or recommending securities, while in possession of material, non-public information in violation of applicable laws and regulations.  This unlawful conduct is frequently referred to as "insider trading."

The Advisers policy extends to external activities and outside duties related to employees’ association with the Advisers.  Any questions regarding the Advisers insider trading policy and procedures should be referred to the CCOs.

Adherence to this Insider Trading Policy and Procedures is a basic condition of employment or association with the Advisers.  Failure to comply with these policies and procedures is ground for disciplinary action, including discharge, of such employee.

B.	In General – Inside Information

“Inside” Information. “Inside” information is material, nonpublic information.  The courts and regulatory authorities have broadly construed what constitutes “inside” information.  Generally speaking, information is “material” if it has “market significance” in the sense that it is likely to influence reasonable investors, including reasonable speculative investors, in determining whether to trade the securities to which the information relates.  For example, information is likely to be “material” if it relates to significant changes affecting such matters as dividends; earnings estimates; write downs of assets or additions to reserves for bad debts or contingent liabilities; the expansion or curtailment of operations; proposals or agreements involving a merger, acquisition, divestiture or leveraged buy-out; new products or discoveries; major litigation; liquidity problems; extraordinary management developments; public offerings; changes of debt ratings; issuer tender offers; and recapitalizations.  Given the potentially severe consequences to the Advisers and its personnel of a wrong decision, any person who is uncertain as to whether any information he or she possesses is “inside” information must contact the CCOs for guidance, rather than solely relying on his or her own judgment or interpretation.

Federal and state securities laws make it unlawful for any person to trade or recommend trading in securities on the basis of material and nonpublic, or “inside,” information.  The Advisers policy requires stringent avoidance of the misuse of inside information.

The misuse of material, nonpublic or “inside” information constitutes fraud; a term broadly defined under the securities laws.

Fraudulent misuse of “inside” information includes purchasing or selling securities on the basis of such information for the account of the firm, an employee, a client, or anyone else.  Fraudulent misuse also includes “tipping” such information to anyone, or using it as a basis for recommending, by way of a research report or otherwise, the purchase or sale of a security.

Persons guilty of fraudulently misusing “inside” information are subject to civil and criminal penalties (including imprisonment), SEC administrative actions, and dismissal by the Advisers.

C.	Prohibiting Misuse of Inside Information

Those in possession of “inside” information must preserve the confidentiality of such information and abstain from trading until the inside information is disclosed and made public.  It is fundamental policy of the Advisers that:

•
No Advisers’ employee, while in possession of inside information relevant to a security, shall purchase or sell, or recommend or direct the purchase or sale of, such security for the account of the Advisers, an employee, a client, or anyone else.

•
No employee shall use inside information to purchase or sell securities for his or her own account, any account in which he or she has a direct or indirect beneficial interest (including accounts for family members), or any other account over which the employee has discretionary authority or a power of attorney.

•	No employee shall disclose “inside” information to any person outside the firm without the authorization of the CCOs or senior management.

•
Any employee who, in the course of his or her employment, obtains “inside” information that is later disclosed to the general public must allow sufficient time to elapse for the investing public to assimilate and evaluate the information before taking any action for his or her personal account on the basis of the disclosed facts.

D.	General Guidelines

To maintain that material, non-public information is not misused, it is imperative that the flow of such information be limited so that only those people within the Advisers with a “need to know” are given such information.

Routine communications between departments which are not transaction or issuer specific, such as general observations about industries and issuers within those industries, and which would not affect a person’s investment decision about a specific security, are not prohibited.  If you have any question as to whether information is routine, however, please contact the CCOs.

E.      Maintenance of Restricted List

The Restricted List is a list of issuers in which an Advisers’ employees are restricted from trading.  Issuers may be added to the Restricted List in the event that the Advisers or certain of its employees have actual possession of material non-public information about a company or transaction.  Securities will be added to the list in the following circumstances:

•	Where there is a concentration of ownership in a security and the Advisers clients already own a substantial portion of the publicly held outstanding shares; or

•	When the Advisers come into possession of material, non-public information about a public company, such as business plans, earnings projections, or merger and acquisition plans.

•
When the Advisers or any the Advisers employee recommends an equity security, or has access to information relating to such a recommendation, for any UIT sponsored by the Advisers or an affiliate of the Advisers or any ETF advised or sub-advised by the Advisers or an affiliate of the Adviser.

On a regular basis, the CCOs will consult with senior members of the Advisers to determine whether an issuer should be added or removed from the restricted list as necessary.

In the event an employee of the Adviser determines that a security should be added to the Restricted List, such employee will notify the Advisers’ Compliance Department.  If after consultation with the employee, the Advisers’ Compliance Department determines that the issuer should be added; the Advisers’ Compliance Department will update the Restricted List and send it to the CCOs who will take appropriate action as it pertains to restricting the security for trading in client accounts managed by the Advisers.

Securities will be removed from the Restricted List when the transaction, event or situation that caused the security to be placed on the list has been completed, is finished or no longer exists.

The Advisers will maintain all records relating to the Restricted List.  A written record must be kept indicating the date a security was added to or deleted from the Restricted List.

In the event the Advisers, or its employees, is not in possession of material non-public information, then the Advisers will not be required to maintain a Restricted List.

F.  Review of Trading

The CCOs will review, at least quarterly, the trading activity of the Advisers Access Persons.   A record of such review will be maintained by the CCOs.

G.  Investigations

The CCOs will investigate questionable, anomalous, or suspicious trades, whether discovered through scheduled reviews of exception reports or any other way.  The scope and extent of any particular inquiry will be determined by the nature of the trade in question.  The relevant employee or client may be contacted by the CCO’s for an explanation as to the trade in question.  An investigation record will be kept by the CCOs.  The record will contain, at a minimum, the following:

(i)              The name of the security;
(ii)             The date the investigation commenced;
(iii)            An identification of the accounts involved; and
(iv)            A summary of the disposition of the investigation.

H.  Procedures for the Advisers Policy Against Insider Trading

The following procedures have been established to aid the employees of the Advisers in avoiding insider trading, and to aid the Advisers in preventing, detecting, and imposing sanctions against insider trading.  Each employee of the Advisers must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.  If you have any questions about these procedures you should consult with the CCOs.

               1.  Identifying “Inside” Information

Before trading for yourself, or others, in the securities of a company about which you may have potential “inside” information, ask yourself the following questions:

Is the information material?  Is this something an investor would consider important in making his or her investment decision? Will the market price of the securities be substantially affected if the information was generally disclosed?

Is the information nonpublic?  To whom has it been provided? Has it been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have any questions as to whether the information is material and nonpublic, you should take the following steps.

(i)           Do not purchase or sell the securities on behalf of yourself or others;

(ii)           Report the matter immediately to the CCOs: and

(iii)	Do not communicate the information inside or outside the Advisers, other than to the CCOs.

After the CCOs has reviewed the issue, you either will be instructed to continue the prohibitions against trading and communications, or you will be allowed to trade or communicate the information.

                2.  Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including associates, except as referred to above.  In addition, take care that such information is secure by sealing files and restricting access to computer files containing nonpublic information.

                3.  Resolving Issues Concerning Insider Trading

emains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the procedures, or as to the propriety of any action, it must be discussed with the CCOs before trading or communicating the information to anyone.

THE ADVISERS CODE OF ETHICS

SUPPLEMENT #1:

TRANSACTING IN CLOSED END FUNDS
 ADVISED OR SUB-ADVISED BY THE ADVISERS

With respect to transactions in closed end funds (“CEF’s”) advised or sub-advised by the Advisers, the below requirements are in addition to, or supplement, the requirements of the Advisers’ Code of Ethics (“Code”).

1.
Pre-Approval:  Access Persons are required to obtain prior approval through Financial Tracking (“FTT”) before undertaking any transaction (e.g., purchase or sale) in CEF’s advised or sub-advised by the Advisers.  Pre-approval is in addition to, not a substitute, for other restrictions discussed below.

2.
Blackouts: Dividend:  Access Persons are prohibited from trading in CEF’s advised or sub-advised by the Advisers. seven (7) days before and seven (7) days after the initial dividend of such CEF is declared.  Access Persons are also prohibited from trading in CEF’s advised or sub-advised by the Advisers. seven (7) days before the dividend of such CEF is declared.  Dividends that are automatically reinvested are not subject to the pre-approval requirement.

3.
Blackouts – Fund Securities:  Access Persons may not engage in personal transactions in equity securities to be traded in CEF’s advised or sub-advised by the Advisers seven (7) days before and seven (7) days after such transaction.

4.	Blackouts – Board Meetings: Access Person may not trade in CEF’s advised or sub-advised by the Advisers seven (7) days before and seven (7) days after a board meeting for such CEF.

5.	Holding Period: Access Persons are required to hold any purchase of CEF’s advised or sub-advised by the Advisers for sixty (60) calendar days.

6.
Requests for Exceptions from Blackouts:  Requests for exceptions from the blackout restriction should be submitted in writing to the CCOs.  The CCOs shall respond to all such requests in writing.  The CCOs will maintain records of all exception requests and records of all responses.

7.
Review of Trading: The CCOs will review trading activity of Access Persons and in other client accounts, at least quarterly, to ensure compliance with the above procedures.  A record of such reviews will be maintained by the CCOs.

8.
Reporting of Transactions:  Access Persons must email the CEF’s Adviser at:  Section16Filings@guggenheimfunds.com  but in no event more than 24 hours, after any transaction in CEF’s advised or sub-advised by the Advisers.  Such reporting is required to make mandatory regulatory filings within the required time period.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Code.

SUPPLEMENT #2:
TRANSACTIONS IN EXCHANGE TRADED FUNDS (“ETF’S”)
 ADVISED OR SUB-ADVISED BY THE ADVISERS
AND SECURITIES TRADED BY SUCH FUNDS

With respect to transactions in an ETF advised or sub-advised by the Advisers and equity securities traded by such Funds, the Advisers Access Persons are required to comply with the following requirements which are in addition to, or supplement, the requirements of the  Advisers’ Code of Ethics (“Code”).

1.
Pre-Approval:  Access Persons are required to obtain prior approval through Financial Tracking (“FTT”) before undertaking any transaction (e.g., purchase or sale) in an ETF advised or sub-advised by the Advisers and the securities held by such ETFs.  Pre-approval is in addition to, not a substitute for, other guidelines discussed below.

2.	Blackouts – Fund Securities: With respect to the Advisers role as the adviser or sub-
adviser to an ETF, no Access Person shall engage in a securities transaction in an equity security recommended for inclusion or exclusion for the ETF from the time a final recommendation concerning such security is communicated, either to the Advisers investment decision-maker or to the ETF’s Advisers, until the security is purchased or sold by the ETF.

3.	Blackouts – Board Meetings: Access Person may not trade in ETF’s advised or sub-advised by the Advisers seven (7) days before and seven (7) days after a board meeting for such ETF.

4.
Blackouts: Dividend:  Access Persons are prohibited from trading in ETF’s advised or sub-advised by the Advisers seven (7) days before and seven (7) days after the initial dividend of such ETF is declared.  Access Persons are also prohibited form trading in in ETF’s advised or sub-advised by the Advisers seven (7) days before the dividend of such ETF is declared.

5.	Re-investment of Dividends: Dividends that are automatically reinvested are not subject to the pre-approval requirement.

6.
Requests for Exceptions from Blackouts:  Requests for exceptions from the blackout restriction should be submitted in writing to the CCOs.  The CCOs shall respond to all such requests in writing.  The CCOs will maintain records of all exception requests and records of all responses.

4.
Review of Trading:  The CCOs will review trading activity of Access Persons and in other client accounts, at least quarterly, to ensure compliance with the above procedures.  A record of such reviews will be maintained by the CCOs.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Code.

SUPPLEMENT #3:
TRANSACTIONS IN UNIT INVESTMENT TRUST’S (“UIT’S”)
FOR WHICH THE ADVISERS ASSISTS  WITH THE SELECTION
 OF SECURITIES TRADED BY SUCH TRUSTS

With respect to transactions in a UIT for which the Advisers assists with the selection of securities traded by such Trusts, and with respect to securities selected for inclusion for any such UIT, the Advisers Access Persons are required to comply with the following requirements which are in addition to, or supplement, the requirements of the Advisers’ Code of Ethics (“Code”).

1.
Blackouts:  With respect to the Advisers role in security selection for UITs, no Access Person shall engage in a securities transaction in an equity security recommended for inclusion or exclusion for the UIT from the time a final recommendation concerning such security is communicated to the UIT Sponsor until the time such security is deposited into the UIT.

2.
Requests for Exceptions from Blackouts:  Requests for exceptions from the blackout restriction should be submitted in writing to the CCOs.  The CCOs shall respond to all such requests in writing.  The CCOs will maintain records of all exception requests and records of all responses.

3.
Review of Trading:  The CCOs will review trading activity of Access Persons and in other client accounts, at least quarterly, to ensure compliance with the above procedures.  A record of such reviews will be maintained by the CCOs.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Code.